===============================================================================

                                  PURCHASE AGREEMENT


                                     DATED AS OF


                                  FEBRUARY 28, 1998


                                     BY AND AMONG


                            HCC INSURANCE HOLDINGS, INC.,

                                   MERGER SUB, INC.



                                         AND



                                 BETHANY A. BELANGER,

                         GUARANTEE INSURANCE RESOURCES, INC.,

                                 BELANGER CORPORATION

                                 BELANGER FAMILY LLLP

                                         AND

                                  JEFFREY F. KOOPMAN

===============================================================================

                                  TABLE OF CONTENTS
                                                                                 PAGE
ARTICLE I           SALE AND TRANSFER OF STOCK AND PARTNERSHIP
                    ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.1    Sale of IAI Common Stock and GIR Assets. . . . . . . . . . . .  2
     Section 1.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.3    Closing Deliveries . . . . . . . . . . . . . . . . . . . . . .  3
     Section 1.4    Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     Section 1.5    Purchase Price Adjustment. . . . . . . . . . . . . . . . . . .  4
     Section 1.6    Allocation of Purchase Price . . . . . . . . . . . . . . . . .  5

ARTICLE II          REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . .  5
     Section 2.1    Corporate Existence and Power. . . . . . . . . . . . . . . . .  6
     Section 2.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  6
     Section 2.3    Governmental Authorization . . . . . . . . . . . . . . . . . .  6
     Section 2.4    Non-Contravention. . . . . . . . . . . . . . . . . . . . . . .  7
     Section 2.5    Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  8
     Section 2.6    Subsidiaries and Joint Ventures. . . . . . . . . . . . . . . .  9
     Section 2.7    Financial Statements . . . . . . . . . . . . . . . . . . . . .  9
     Section 2.8    Absence of Certain Changes . . . . . . . . . . . . . . . . . .  9
     Section 2.9    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . 11
     Section 2.10   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Section 2.11   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Section 2.12   Employee Benefit Plans, ERISA. . . . . . . . . . . . . . . . . 12
     Section 2.13   Material Agreements. . . . . . . . . . . . . . . . . . . . . . 14
     Section 2.14   Properties . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Section 2.15   Environmental Matters. . . . . . . . . . . . . . . . . . . . . 15
     Section 2.16   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . 16
     Section 2.17   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 16
     Section 2.18   Trademarks, Tradenames, Etc. . . . . . . . . . . . . . . . . . 16
     Section 2.19   Sales Negotiations . . . . . . . . . . . . . . . . . . . . . . 16
     Section 2.20   Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . 17
     Section 2.21   Year 2000 Issues . . . . . . . . . . . . . . . . . . . . . . . 17
     Section 2.22   Knowledge of the Sellers . . . . . . . . . . . . . . . . . . . 17
     Section 2.23   Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF
                    PURCHASERS . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Section 3.1    Corporate Existence and Power. . . . . . . . . . . . . . . . . 17
     Section 3.2    Corporate Authorization. . . . . . . . . . . . . . . . . . . . 18
     Section 3.3    Governmental Authorization . . . . . . . . . . . . . . . . . . 18
     Section 3.4    Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . 18
     Section 3.5    Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . 19
     Section 3.6    Knowledge of Purchasers. . . . . . . . . . . . . . . . . . . . 19


                                       i


                              TABLE OF CONTENTS (Cont.)
                                                                                 PAGE

ARTICLE IV          COVENANTS OF THE SELLERS . . . . . . . . . . . . . . . . . . . 19
     Section 4.1    Conduct of the Companies . . . . . . . . . . . . . . . . . . . 19
     Section 4.2    Access to Financial and Operational Information. . . . . . . . 21
     Section 4.3    Other Offers . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Section 4.4    Maintenance of Business. . . . . . . . . . . . . . . . . . . . 21
     Section 4.5    Compliance with Obligations. . . . . . . . . . . . . . . . . . 22
     Section 4.6    Notices of Certain Events. . . . . . . . . . . . . . . . . . . 22
     Section 4.7    Necessary Consents . . . . . . . . . . . . . . . . . . . . . . 22
     Section 4.8    Regulatory Approval. . . . . . . . . . . . . . . . . . . . . . 22
     Section 4.9    Satisfaction of Conditions Precedent . . . . . . . . . . . . . 22

ARTICLE V           COVENANTS OF PURCHASERS. . . . . . . . . . . . . . . . . . . . 23
     Section 5.1    Conduct of Purchasers. . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VI          COVENANTS OF PURCHASERS AND SELLERS. . . . . . . . . . . . . . 23
     Section 6.1    Advice of Changes. . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.2    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.3    Certain Filings. . . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.4    Communications . . . . . . . . . . . . . . . . . . . . . . . . 24
     Section 6.5    Satisfaction of Conditions Precedent . . . . . . . . . . . . . 24
     Section 6.6    Tax Cooperation. . . . . . . . . . . . . . . . . . . . . . . . 24
     Section 6.7    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE VII         CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . 25
     Section 7.1    Conditions to Obligations of Purchasers. . . . . . . . . . . . 25
     Section 7.2    Conditions to Obligations of Sellers . . . . . . . . . . . . . 27
     Section 7.3    Conditions to Obligations of Each Party. . . . . . . . . . . . 28

ARTICLE VIII        TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . 28
     Section 8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     Section 8.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . 29

ARTICLE IX          CLOSING MATTERS. . . . . . . . . . . . . . . . . . . . . . . . 29
     Section 9.1    The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE X           INDEMNIFICATION AND REMEDIES, CONTINUING
                    COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Section 10.1   Sellers' Agreement to Indemnify. . . . . . . . . . . . . . . . 29
     Section 10.2   Purchasers Agreement to Indemnify. . . . . . . . . . . . . . . 30
     Section 10.3   Survival of Representations. . . . . . . . . . . . . . . . . . 31
     Section 10.4   Procedure for Indemnification; Third Party Claims. . . . . . . 31


                                      ii


                              TABLE OF CONTENTS (Cont.)
                                                                                 PAGE

ARTICLE XI          ALTERNATIVE DISPUTE RESOLUTION . . . . . . . . . . . . . . . . 32
     Section 11.1   Negotiation. . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Section 11.2   Arbitration and Mediation. . . . . . . . . . . . . . . . . . . 32
     Section 11.3   Extension of Deadlines . . . . . . . . . . . . . . . . . . . . 32
     Section 11.4   Other Relief; Statutes of Limitations. . . . . . . . . . . . . 32
     Section 11.5   Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE XII         MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 33
     Section 12.1   Further Assurances.. . . . . . . . . . . . . . . . . . . . . . 33
     Section 12.2   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . 33
     Section 12.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Section 12.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 34
     Section 12.5   Binding upon Successors and Assigns, Assignment. . . . . . . . 34
     Section 12.6   Severability . . . . . . . . . . . . . . . . . . . . . . . . . 34
     Section 12.7   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 34
     Section 12.8   Amendment and Waivers. . . . . . . . . . . . . . . . . . . . . 34
     Section 12.9   No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     Section 12.10  Construction of Agreement. . . . . . . . . . . . . . . . . . . 35
     Section 12.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 35
     Section 12.12  Appointment of Representative. . . . . . . . . . . . . . . . . 35
     Section 12.13  Triumph Reinsurance Company. . . . . . . . . . . . . . . . . . 36

                                  PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (this "Agreement") is entered into effective as of the 28th day of February, 1998 by and among HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of HCCH ("Merger Sub," Merger Sub and HCCH are sometimes collectively referred to herein as the "Purchasers"), Bethany A. Belanger ("Belanger"), Jeffrey F. Koopman ("Koopman") (Koopman and Belanger being herein collectively called the "Shareholders"); Guarantee Insurance Resources, Inc., a Georgia corporation, and Belanger Corporation, a Georgia corporation (collectively the "Selling Corporations"); and the Belanger Family LLLP, a Georgia limited liability limited partnership (the "Family L.P."), the Shareholders, the Family L.P. and the Selling Corporations being hereinafter sometimes collectively referred to as the "Sellers"). Sellers and Purchasers are sometimes referred to herein as the "Parties."

                                      RECITALS:

     A. Belanger owns all of the outstanding stock of Insurance Alternatives, Inc., a Georgia corporation ("IAI"), and all of the outstanding stock of the Selling Corporations.

     B. Prior to the Closing Date, as herein defined, Belanger Corporation will transfer certain of its interest in GIR, as herein defined, to Family L.P.

     C. The Selling Corporations and the Family L.P. at the Closing Date will be the sole partners in Guarantee Insurance Resources, a general partnership formed and existing pursuant to the laws of the State of Georgia ("GIR") (the Selling Corporations and the Family L.P. are sometimes collectively referred to herein as the "Partners").

     D. Prior to the Closing, Koopman will exercise a stock option and acquire stock in IAI.

     E. Merger Sub desires to purchase all of the outstanding stock of IAI and all of the assets and certain liabilities held by GIR (IAI and GIR being hereinafter sometimes collectively referred to as the "Companies").

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereto do hereby agree as follows:

                                      ARTICLE I

                  SALE AND TRANSFER OF STOCK AND PARTNERSHIP ASSETS

     SECTION 1.1   SALE OF IAI COMMON STOCK AND GIR ASSETS.

     (a) Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), Shareholders shall sell, transfer and deliver to Merger Sub and Merger Sub shall purchase from Shareholders, all of the outstanding stock of IAI (the "IAI Common Stock").

     (b)    (i)    Subject to the terms and conditions of this Agreement, at the
Closing, the Selling Corporations and the Family L.P. shall sell, transfer and deliver to Merger Sub, and Belanger and Koopman shall cause the Selling Corporations and the Family L.P. to sell, transfer and deliver to Merger Sub, and Merger Sub shall purchase from the Selling Corporations, all right, title and interest of the Partners in the assets of GIR (the "Partnership Assets").

            (ii) At the Closing, Merger Sub shall assume and agree to pay, honor and discharge when due, all of the liabilities, obligations and commitments of GIR that are (x) reflected on the GIR Financial Statements;
     (y) incurred after the date of such Financial Statements, in the ordinary course of business, consistent with prior practice, and in accordance with the terms of this Agreement; and (z) any and all liabilities, obligations and commitments of GIR that would not ordinarily be reflected on such Financial Statements.

     SECTION 1.2   PURCHASE PRICE.

     (a) At the Closing, the Purchasers shall deliver the purchase price for the IAI Common Stock and Partnership Assets in the amount of Twenty-two Million Dollars ($22,000,000) (the "Purchase Price") as follows:

            (i) $19,200,000 (the "Shareholders Cash Payment") shall be transferred by wire transfer to such accounts as the Shareholders shall specify, in immediately available funds; plus

            (ii) HCCH shall issue to Koopman 29,029 shares of HCCH Common Stock (the "Share Payment") equal to (x) $600,000, (y) divided by $20.6688 (the HCCH Acquisition Price). As used herein, the HCCH Acquisition Price means the average of the closing prices of HCCH Common Stock as reported by the New York Stock Exchange ("NYSE") for the ten trading days ending three trading days before the Closing Date, hereinafter defined. No fractional shares of HCCH Common Stock shall be issued and Koopman shall be entitled to receive an additional cash payment equal to the fractional share of HCCH Common Stock that Koopman would otherwise be entitled to receive, multiplied by the HCCH Acquisition Price;

            (iii) The remaining amount of the Purchase Price of $2,200,000 (the "Escrow Amount") shall be placed in escrow as provided in Section 1.4 below.

     SECTION 1.3   CLOSING DELIVERIES.

     At the Closing:

     (a)    Sellers shall deliver to HCCH and Merger Sub

            (i) certificates representing the IAI Common Stock, endorsed or transferred to Merger Sub, which shall transfer to Merger Sub good and indefeasible title to the IAI Common Stock, free and clear of all encumbrances;

            (ii) assignments of the Partnership Assets including such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to HCCH and Merger Sub and their counsel, as they shall deem necessary and effective to transfer and assign to, and vest in, Merger Sub, all of the Partnership's right, title and interest in and to the Partnership Assets, including without limitation, good and valid title in and to all of the Partnership Assets owned by the Partnership, good and valid leasehold interest in and to all of the Partnership Assets leased by the Partners as lessee, and all of the Partnership's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Partnership Assets to which GIR is a party or by which it has rights on the Closing Date, and all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, databases, whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to GIR which are part of the Partnership Assets, and simultaneously with such delivery, all such steps will be taken as may be required to put Merger Sub in actual possession and operating control of the Partnership Assets;

            (iii) non-competition agreements executed by each Seller and those key employees of the Companies set forth in Section 7.1(j) in form and substance satisfactory to the Purchasers (the "Non-Competition Agreements"); and

            (iv) such other documents including officers' certificates and opinions of counsel as may be required by this Agreement or reasonably requested by HCCH.

     (b)    The Purchasers shall

            (i) cause the Shareholder Cash Payment to be transferred to the accounts designated by the Shareholders, in immediately available funds;

            (ii) deliver to Koopman certificates of HCCH Common Stock in the amount of the Share Payment. Koopman agrees and understands that such shares of HCCH

     Common Stock shall be restricted as to transfer for a period of two years and shall bear the appropriate legend as set forth herein;

            (iii)  cause the escrow payments to be made; and

            (iv) deliver to the Shareholders such other documents, including officers' certificates and opinions of counsel, as may be required by this Agreement or reasonably requested by the Shareholders.

     SECTION 1.4 ESCROW. Pursuant to an Escrow Agreement to be entered into on or before the Closing Date (as hereinafter defined) in substantially the form of Exhibit 1.4 (the "Escrow Agreement") among HCCH, Belanger and Smith Barney Private Trust Company of Florida, as Escrow Agent, HCCH will withhold in cash or approved investment securities for a period of 24 months following the Closing Date, an amount equal to 10% of the Purchase Price. On the Closing Date, HCCH will deposit, or cause to be deposited in escrow pursuant to the Escrow Agreement, the cash representing the Escrow Amount, provided, however, if the Purchase Price is reduced pursuant to Section 1.5 the Escrow Amount shall be similarly reduced to equal 10% of the Adjusted Purchase Price, as herein defined. The Escrow Amount will be held as collateral for the indemnification obligations of Belanger pending its release from escrow in accordance with the terms of the Escrow Agreement.

     SECTION 1.5   PURCHASE PRICE ADJUSTMENT.

     (a) The Purchase Price shall be subject to adjustment after the Closing Date as provided in this Section. If the Earnings (as defined in subsection (b) of this Section 1.5) are less than $3,000,000, the Purchase Price shall be adjusted to an amount (the "Adjusted Purchase Price") that bears the same ratio to $22,000,000 that the Earnings bears to $3,000,000. Within five (5) days of the determination of the Earnings as set forth in a schedule (the "Closing Date Schedule") prepared by HCCH and Merger Sub and agreed to by Coopers & Lybrand, LLP, Belanger shall repay to HCCH in immediately available funds the excess, if any, of $22,000,000 over the Adjusted Purchase Price.

     (b) "Earnings" means the aggregate pre-tax earnings of IAI and GIR for the calendar year ending on December 31, 1997 as shown on audited financial statements of IAI and GIR prepared by Coopers & Lybrand, LLP in accordance with generally accepted accounting principles consistently applied combined for purposes of this calculation and excluding (i) costs relating to the transaction contemplated by this Agreement which have been accrued as of December 31, 1997, (ii) accrued employee bonuses associated with the transaction, and (iii) deferred compensation paid to Koopman in cash or equity. Each of the Parties agrees to cause Coopers & Lybrand, LLP to audit or review such financial statements and agree to the Earnings as soon as practicable and to fully cooperate with Coopers & Lybrand, LLP in connection therewith. The fees of Coopers & Lybrand, LLP to combine the audited financial statements shall be paid by GIR. Fees of Coopers & Lybrand, LLP incurred in connection with the audits of GIR and IAI which are in excess of amounts accrued at December 31, 1997 for such audits shall be paid by Belanger.

     (c) Following the Closing, the Purchase Price paid by Purchaser at the Closing shall be adjusted in the manner set forth in Section 1.5(a) as follows:

            (i) as soon as practicable but not later than 60 business days after the Closing Date, Purchaser shall prepare a schedule setting forth the Earnings and, pursuant to Section 4.1(j), (A) the combined capital accounts of GIR Partners' and IAI Shareholders' equity and (B) the cash and cash equivalents as of the opening of business on the Closing Date (the "Proposed Closing Date Schedule"). The Proposed Closing Date Schedule shall be prepared in accordance with the same accounting principles as were utilized in preparing the year-end December 31, 1997 financial statements and as set forth herein. If the Sellers do not give notice of dispute to Purchasers within thirty business days after receiving the Proposed Closing Date Schedule, the Proposed Closing Date Schedule shall be deemed to be accepted by Sellers and thereupon shall become the Closing Date Schedule. If Sellers give notice of dispute to Purchasers within such period of thirty business days, Sellers and Purchasers shall negotiate in good faith to resolve the dispute and, if such resolution is successful, the Proposed Closing Date Schedule, as so revised and agreed to by the Parties shall become the Closing Date Schedule. If, after fifteen days from the date notice of dispute is given hereunder, Sellers and Purchasers cannot agree on a resolution of the dispute, then either Sellers or Purchasers may direct Coopers & Lybrand, LLP to resolve the dispute. Sellers and Purchasers shall each provide Coopers & Lybrand, LLP with all information they reasonably require and Coopers & Lybrand, LLP shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting or other records, and any written submissions made by the Sellers or Purchasers. The costs associated with retaining Coopers & Lybrand, LLP in resolving the dispute shall be borne equally by Sellers and Purchasers. The decision of Coopers & Lybrand, LLP as to the Closing Date Schedule shall be conclusive and binding upon Sellers and Purchasers in the absence of any manifest error. If the Closing Date Schedule demonstrates that the covenants set forth in
     Section 4.1(j) have not been satisfied, the Purchase Price shall be adjusted to cause any such deficiency to be satisfied.

     SECTION 1.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated $4,000,000 to the purchase of the IAI Common Stock and $18,000,000 to the purchase of the Partnership Assets, or if the Purchase Price is adjusted as set forth herein, in the same ratios.


                                      ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as disclosed in a document referring specifically to this Agreement (the "Seller Disclosure Schedule") which has been delivered to Purchasers on or before the date hereof, each of the Sellers (jointly and severally) represents and warrants to Purchasers as set forth below.

     SECTION 2.1   CORPORATE EXISTENCE AND POWER.

     (a) IAI is a corporation duly organized and validly existing under the laws of the state of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect, as hereinafter defined, on IAI. Sellers have delivered to Purchasers true and complete copies of IAI's Articles or Certificate of Incorporation and Bylaws as currently in effect. IAI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on IAI. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity (including without limitation IAI, GIR, and Purchasers), means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity; and "Material Adverse Change" means a change or a development involving a prospective change which is reasonably likely to result in a Material Adverse Effect.

            (b) GIR is a general partnership formed and existing under the laws of the state of its organization, and has all partnership powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on GIR. Sellers have delivered to Purchasers copies of the partnership agreement of GIR and all amendments thereto.

            (c) Family L.P. is a limited liability limited partnership formed and existing under the laws of the state of Georgia and has all powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on Family L.P. Sellers have delivered to Purchasers copies of the limited partnership agreement of Family L.P. and all amendments thereto.

     SECTION 2.2   AUTHORIZATION.

     Each Seller represents and warrants that such Seller has full right, power and authority to enter into this Agreement and each other agreement to be entered into by such Seller in connection with the transactions contemplated hereby and that this Agreement and such other agreements contemplated hereby constitute, or upon execution will constitute, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights generally or by general principles of equity.

     SECTION 2.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of the Sellers of this Agreement, and the consummation of the transactions contemplated hereunder require no action by any of the Sellers or the Companies or any filing by them with any governmental body, agency, official or authority other than in respect of:

     (a) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

     (b) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder;

     (c) compliance with any applicable foreign or state securities or "blue sky" laws;

     (d) compliance with any requirements of any federal, state, foreign or other insurance or reinsurance or intermediaries or managing general agent or third party administrators' laws, including licensing or other related laws;

     (e) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on either of the Companies, or
(ii) would not materially adversely affect the ability of either of the Companies or Purchasers to consummate the transactions contemplated hereby and to operate their businesses as heretofore operated.

     SECTION 2.4 NON-CONTRAVENTION. The execution, delivery and performance by each of the Sellers of this Agreement, and the consummation by each of the Sellers of the transactions contemplated hereby and thereby do not and will not:

     (a) contravene or conflict with IAI's Articles or Certificate of Incorporation or Bylaws, the partnership agreement of GIR or the limited partnership agreement of the Family L.P.;

     (b) assuming compliance with the matters referred to in Section 2.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any of the Companies or the Sellers;

     (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon either of the Companies or any material license, franchise, permit or other similar authorization held by either of the Companies; or

     (d) result in the creation or imposition of any Lien (as hereinafter defined) on any material asset of either of the Companies;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that would not be reasonably expected to have, in the aggregate, a Material Adverse Effect on either of the Companies. For purposes of this

Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 2.5   CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of IAI consists of 10,000 shares of a single class designated as common stock, 1,000 shares of which are issued and outstanding. All of such outstanding shares are owned by the Shareholders free of any Liens or other encumbrances.

     (b) All outstanding shares of IAI have been, or will be prior to the Closing Date, duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in and as otherwise contemplated by this Agreement, for IAI there are outstanding
(i) no shares of capital stock or other voting securities, (ii) no securities convertible into or exchangeable for shares of its capital stock or voting securities, (iii) no options or other rights to acquire, and no obligation to issue, any capital stock, voting securities or securities convertible into or exchangeable for its capital stock or other voting securities (the items in clauses (i), (ii) and (iii) of this subsection (b) being referred to collectively as the "IAI Securities"), (iv) no obligations to repurchase, redeem or otherwise acquire any IAI Securities, and (v) no contractual rights of any person or entity to include any IAI Securities in any registration statement filed under the Securities Act.

     (c) As of the date of this Agreement, all of the Partnership Assets in GIR are owned by the Sellers free of any Liens or other encumbrances. Except as set forth in and as otherwise contemplated by this Agreement, for GIR there are outstanding (i) no interests in GIR, (ii) no securities convertible into interests in GIR, (iii) no options or other rights to acquire, and no obligation to issue, any interest in or convertible into or exchangeable for any interest in GIR (the items in clauses (i), (ii) and (iii) of this subsection (c) being referred to collectively as the "GIR Securities"), (iv) no obligations to repurchase, redeem, or otherwise acquire any GIR Securities, and (v) no contractual rights of any person or entity to include any GIR Securities in any registration statement filed under the Securities Act.

     (d) As of the date of this Agreement, all of the General Partnership and Limited Partnership interests in the Family L.P. are owned collectively by Belanger Corporation, Koopman and a public charity free of any Liens or other encumbrances. Except as set forth in and as otherwise contemplated by this Agreement, for the Family L.P. there are outstanding (i) no interests in the Family L.P., (ii) no securities convertible into interests in the Family L.P.,
(iii) no options or other rights to acquire and no obligations to issue any general or limited partnership interests in or convertible into or exchangeable for any general or limited partnership interests in the Family L.P. other than an option provided to the public charity requiring a certain trust to purchase limited partnership interests at the charity's option. (The items in clauses (i), (ii) and (iii) of this subsection (d) being referred to collectively as the "Family L.P. Securities"), (iv) no obligation to repurchase, redeem, or otherwise acquire any of the Family L.P. Securities, other than said option held by the public charity, and (v) no contractual rights of any person or entity to include any of the Family L.P. Securities in any registration statement filed under the Securities Act.

     SECTION 2.6   SUBSIDIARIES AND JOINT VENTURES.

     (a) For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest.

     (b) As of the date hereof neither IAI nor GIR has any Subsidiary or Joint Venture.

     SECTION 2.7 FINANCIAL STATEMENTS. Sellers have delivered to Purchasers the audited balance sheets as of December 31, 1997, December 31, 1996, and December 31, 1995, audited income statements for the annual periods ended December 31, 1997, December 31, 1996, and December 31, 1995 and unaudited balance sheets and income statements for the period ending September 30, 1997 for GIR and the unaudited balance sheets as of December 31, 1997, December 31, 1996 and December 31, 1995 and the unaudited income statements for the annual periods ended December 31, 1997, December 31, 1996 and December 31, 1995 for IAI (collectively, the "Financial Statements"). For purposes of this Agreement, the "Balance Sheet Date" shall mean December 31, 1996, unless the Closing Date is later than January 30, 1998, in which case it shall mean December 31, 1997. The Financial Statements present fairly in all material respects, substantially in conformity with generally accepted accounting principles consistently applied (except as indicated in the notes thereto), the financial position of the Companies as of the dates thereof and results of operations and cash flows for the periods therein indicated (subject to normal year-end adjustments in the case of any interim financial statements and the absence of certain footnotes in the case of unaudited financial statements). Neither of the Companies has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements except for
(i) those that are not required to be reported in accordance with the aforesaid accounting principles; (ii) normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business or (iii) as disclosed in the Seller Disclosure Schedule.

     SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Since December 31, 1997, each of the Companies has in all material respects conducted its business in the ordinary course and there has not been:

     (a) any Material Adverse Change with respect thereto or any event, occurrence or development of a state of circumstances or facts known to any of the Sellers, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on either of the Companies;

     (b) any declaration, setting aside or payment of any dividend or other distribution by either of the Companies other than dividend distributions to the Shareholders and distributions to partners;

     (c) any repurchase, redemption or other acquisition by either of the Companies of any outstanding shares of capital stock or other securities or other ownership interests in either of the Companies;

     (d) any amendment of any term of any outstanding securities of either of the Companies;

     (e) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of either of the Companies which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on either of the Companies;

     (f) any increase in indebtedness for borrowed money or capitalized lease obligations of either of the Companies, except in the ordinary course of business;

     (g) any sale, assignment, transfer or other disposition of any tangible or intangible asset material to the business of either of the Companies, except in the ordinary course of business and for a fair and adequate consideration;

     (h) any amendment, termination or waiver by either of the Companies of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect on either of the Companies;

     (i) any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of either of the Companies;

     (j) any (i) grant of any severance or termination pay to any director, officer or employee of either of the Companies, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of either of the Companies other than the Non-Competition Agreements contemplated by this Agreement, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of either of the Companies, in each case other than in the ordinary course of business consistent with past practice;

     (k) any new or amendment to or alteration of any existing bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by either of the Companies which would result in a material increase in cost;

     (l) any capital expenditures, capital additions or capital improvements incurred or undertaken by either of the Companies in excess of $10,000, or any non-budgeted expenditure in excess of $5,000; or

     (m) the entering into of any agreement by either of the Companies or any person on behalf of either of the Companies to take any of the foregoing actions;

     (n) cancellation or threat of cancellation from any issuing company or reinsurer that affects more than 10% of either IAI's or GIR's business.

     SECTION 2.9 NO UNDISCLOSED LIABILITIES. There are no existing liabilities of either of the Companies of any kind whatsoever that are, individually or in the aggregate, material to either of the Companies, other than:

     (a) liabilities disclosed or provided for in the respective audited financial statements as of and for the fiscal year ended December 31, 1997 (including the notes thereto) of the Companies;

     (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997;

     (c) liabilities under this Agreement or indicated in the Seller Disclosure Schedule.

     SECTION 2.10 LITIGATION. Other than actions, suits, proceedings, claims or investigations occurring in the ordinary course of business involving respective amounts in controversy of less than $10,000 each and $100,000 in the aggregate, there is no action, suit, proceeding, claim or investigation pending against, nor has any of the Companies or any Seller received written notice of a claim threatened against either of the Companies or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of either of the Companies, including, without limitation, any such claims for indemnification arising under any agreement to which either of the Companies is a party. Neither of the Companies has received written notice that it is subject, or in default with respect, to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 2.11  TAXES.

     (a) Each of the Companies (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Financial Statements all material federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon (each individually a "Tax" and collectively the "Taxes") and there are no tax deficiencies claimed in writing by any taxing authority that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Closing Date. The Seller Disclosure Schedule sets forth those tax returns for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

     (b) There are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority to be due in respect of any tax returns filed by IAI (or any predecessor corporations) or GIR (or any predecessor). Neither IAI nor any predecessor corporation, has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) Neither of the Companies is a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement. IAI is not a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return.

     (d) IAI has maintained a valid S election pursuant to the Code since its incorporation and there is no corporate income tax due from IAI. GIR has maintained its status as a partnership subject to Subchapter K of the Internal Revenue Code of 1986, as amended (the "Code") since its organization and no taxes of any kind are due from GIR.

     (e) Each of the Companies will distribute to the Shareholders prior to Closing an amount determined by Coopers & Lybrand, LLP adequate for the payment of all Taxes attributable to income of the Companies for the portion of 1998 preceding the Closing and which must be paid by the Shareholders. The Parties will cooperate with each other and will make reasonable post-Closing adjustments to provide for actual payments of Taxes once determined.

     SECTION 2.12  EMPLOYEE BENEFIT PLANS, ERISA.

     (a)    Neither of the Companies is a party to any oral or written
(i) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any executive officer or other key employee of such Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving either of the Companies of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (b) Neither of the Companies nor any corporation or other entity which under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is under common control with either of the Companies (an "ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of ERISA, which is subject to ERISA, except as described on Schedule 2.12(b). Each Pension Plan and Welfare Plan disclosed in Schedule 2.12(b) and the Seller Disclosure Schedule (which Plans have been heretofore delivered to Purchasers) and maintained by either of the Companies has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (c) No Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor (the "DOL"), the Pension Benefit Guaranty Corporation or any other governmental agency or office nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

     (d)    No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to either of the Companies or any ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. None of the Sellers has any knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which may result in liability of either of the Companies or any ERISA Affiliate, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

     (e) Neither of the Companies nor any ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in
Section 4001(a)(3) of ERISA. Neither of the Companies nor any ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to either of the Companies or any ERISA Affiliate.

     (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of either of the Companies or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

     (g)    With respect to either of the Companies and each ERISA Affiliate,
Schedule 2.12(b) and the Seller Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which either of the Companies is a party or by which either of the Companies or any property or asset of either of the Companies is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement. Each such agreement, policy, plan or other arrangement has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (h) Neither of the Companies nor any ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to
Section 302 of Title IV of ERISA or Section 412 of the Code. Sellers have made available to Purchasers, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under
Section 501 of the Code, and each of the Sellers is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     (i) One or more of the benefit plans of the Companies listed in the Seller Disclosure Schedule may be subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If so, each such plan has been operated in, and is in compliance with COBRA. All notices required to be given under COBRA have been timely and properly given in accordance with COBRA, and the rules and regulations promulgated thereunder, and no employee, former employee or "qualified beneficiary" (as defined in COBRA) has any claim or contingent claim against the Companies or any ERISA Affiliate. Neither Company provides retiree benefits of any kind, including health, medical, life, etc. and neither Company has agreed to continue any employee benefits after termination of employment other than COBRA.

     SECTION 2.13  MATERIAL AGREEMENTS.

     (a) The Seller Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than Property Leases, as hereinafter defined), and instruments to which either of the Companies is a party or by which it or its properties or assets are bound (1) which individually involve net payments or receipts in excess of $25,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or
(2) that pertain to employment or severance benefits for any officer, director or employee of either of the Companies, whether written or oral, but exclusive of contracts, agreements, leases and instruments terminable without penalty upon 60 days' or less prior written notice to the other party or parties thereto, or
(3) to which Belanger, Koopman or the Selling Corporations are the opposing contracting party (the "Material Agreements").

     (b) Neither of the Companies nor, to the knowledge of any of the Sellers, any other party is in default under any Material Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of either of the Companies, which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect.

     (c) To the knowledge of each of the Sellers, each such Material Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material Agreement. No party to a Material Agreement has advised either of the Companies that it intends either to terminate a Material Agreement or to refuse to renew a Material Agreement upon the expiration of the term thereof. No representation or warranty is made that all benefits contemplated in the Material Agreements will be received.

     (d) IAI is not in violation of, or in default with respect to, any term of its Articles of Incorporation or Bylaws. None of the partners of GIR is in violation of, or in default with respect to, any term of the partnership agreement of GIR.

     SECTION 2.14 PROPERTIES. Neither of the Companies owns any real estate, and all leases of real property to which either of the Companies is a party or by which it is bound ("Property Leases") are in full force and effect. There exists no default under such Property Leases, nor any event (other than the transactions contemplated by this Agreement) which with notice or lapse of time or both would constitute a default thereunder, which default would have a Material Adverse Effect. All of the properties and assets which are owned by either of the Companies are owned free and clear of any Lien, except for Liens which do not have a Material Adverse Effect. Each of the Companies has good and indefeasible title with respect to such owned properties and assets subject to no Liens, other than those permitted under this Section 2.14, to all of the properties and assets necessary for the conduct of its business other than to the extent that the failure to have such title would not have a Material Adverse Effect.

     SECTION 2.15  ENVIRONMENTAL MATTERS.

     (a) For the purposes of this Agreement, the following terms have the following meanings:

            "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined) or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, actual or potential, which
     (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

            "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

            "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     (b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any Seller's knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation of any Environmental Law by either of the Companies, (ii) alleged failure by either of the Companies to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or
(iii) Regulated Activity of either of the Companies.

     (c) Neither of the Companies has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by either of the Companies or with respect to any of their properties which has had, or would reasonably be expected to have, a Material Adverse Effect.

     SECTION 2.16 LABOR MATTERS. Neither of the Companies is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by either of the Companies, nor does any of the Sellers know of any activities or proceedings of any labor union to organize any such employees.

     SECTION 2.17 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither of the Companies has received any notice that it is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 2.18 TRADEMARKS, TRADENAMES, ETC. Each of the Companies owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, tradenames, service marks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 2.19 SALES NEGOTIATIONS. Except as contemplated by this Agreement, there are currently no discussions to which either of the Companies or any of the Sellers is a party relating to (a) the sale of any material portion of the assets of either of the Companies, (b) any merger, consolidation, liquidation, dissolution or similar transaction involving either of the Companies whereby either of the Companies will issue any securities or for which either of the Companies is required to obtain the approval of its shareholders or partners, or (c) the sale of any IAI Common Stock or any interest in GIR.

     SECTION 2.20 BROKER'S FEES. None of the Companies or the Sellers nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement, other than the finder's fee to be paid by Shareholder to Northington Partners, Inc./PaineWebber Incorporated at Closing pursuant to Section 7.1(q) hereof.

     SECTION 2.21 YEAR 2000 ISSUES. Any software of either of the Companies will perform in all material respects in accordance with published technical specifications and any applicable related documentation, both prior to and following January 1, 2000. Neither of the Companies will experience software ending and/or invalid and/or incorrect results from any such software in the operation of their respective businesses based upon change in dates. The software programming design and performance capabilities of such software to ensure year 2000 compatibility includes, but is not limited to, date, data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century.

     SECTION 2.22 KNOWLEDGE OF THE SELLERS. As used in this Agreement, "knowledge of the Sellers" means the actual knowledge of Bethany A. Belanger, Jeffrey F. Koopman, or the following officers of (a) GIR, (b) the managing partner of GIR, or (c) IAI: the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any Executive Vice President.

     SECTION 2.23 TOTAL ASSETS. The total assets of Sellers and Belanger are not greater than $10 million as determined in accordance with 16 C.F.R.
Section 801.11.


                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     Except as disclosed in a document referring specifically to this Agreement or in a document, exhibit, or appendix filed with the Securities and Exchange Commission ("SEC") which has been filed on or before the date hereof (collectively referred to herein as the "Purchasers Disclosure Schedule") which has been delivered to Shareholder on or before the date hereof, each Purchaser represents and warrants to the Sellers (it being agreed that the disclosure on the Purchasers Disclosure Schedule of the existence of any document or fact or circumstance or situation relating to any representations, warranties, covenants or agreements in any section of this Agreement shall be automatically deemed to be disclosure of such document or fact or circumstance or situation for purposes of all other representations, warranties, covenants and agreements in this Agreement):

     SECTION 3.1 CORPORATE EXISTENCE AND POWER. Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each Purchaser has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authoriza-tions the failure of which to have obtained would not have a Material Adverse Effect on Purchasers.

     SECTION 3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by each Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of each Purchaser and have been duly authorized by all necessary corporate action. This Agreement constitutes, or upon execution will constitute, valid and binding agreements of each Purchaser enforceable in each case in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

     SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each Purchaser of this Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

     (a)    compliance with the applicable requirements of the HSR Act;

     (b) compliance with any applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder;

     (c) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Purchasers or (ii) would not materially adversely affect the ability of the Sellers or Purchasers to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 3.4 NON-CONTRAVENTION. The execution, delivery and performance by each Purchaser of this Agreement and the consummation by each Purchaser of the transactions contemplated hereby and thereby do not and will not:

     (a) contravene or conflict with the Certificate of Incorporation or Bylaws of each Purchaser;

     (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to each Purchaser;

     (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon Purchasers or any other Subsidiary of Purchasers or any material license, franchise, permit or other similar authorization held by Purchasers or any Subsidiary of Purchasers; or

     (d) result in the creation or imposition of any Lien on any material asset of Purchasers;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on each Purchaser.

     SECTION 3.5 BROKER'S FEES. Neither Purchasers, nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the transactions contemplated by this Agreement.

     SECTION 3.6 KNOWLEDGE OF PURCHASERS. As used in this Agreement, "knowledge of Purchasers" means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, or any Executive Vice President of Purchasers.

                                      ARTICLE IV

                               COVENANTS OF THE SELLERS

     SECTION 4.1 CONDUCT OF THE COMPANIES. From the date of the execution of this Agreement until Closing, the Sellers shall cause the Companies to conduct their businesses in all material respects in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Closing or a termination of this Agreement, and except as contemplated by this Agreement, each of the Sellers shall cause each of the Companies to:

     (a) not adopt or propose any change in its Articles or Certificate of Incorporation or Bylaws or partnership agreement;

     (b) not enter into or amend any employment agreements (oral or written) or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of September 30, 1997, or increase the compensation payable to any other employees (other than (i) increases in the ordinary course of business which are not in the aggregate material, or (ii) pursuant to plans disclosed in Seller Disclosure Schedule, or
(iii) payment to Belanger of a salary from January 1, 1998 to Closing of a pro rated portion of an annual salary of $375,000), or adopt or amend any employee benefit plan or arrangement (oral or written), or (iv) adopt or amend any employee benefit plan or arrangement (oral or written), except that the Companies agree to terminate the Amended and Restated Guarantee Insurance Resources 401(k) Profit Sharing Plan ("GIR Plan") by appropriate action of such Boards of Directors or other proper entities prior to the Closing Date (although the parties understand that liquidation of the GIR Plan and a determination letter filing with the IRS will occur after the Closing Date);

     (c) not issue any IAI Securities or GIR Securities other than such IAI securities issued to Koopman as compensation for prior services rendered to the Companies;

     (d) not terminate any existing directors' or officers' or similar liability insurance and not modify or reduce the coverage thereunder;

     (e) not pay any dividend or make any other distribution to holders of its capital stock or partnership interests in excess of Taxes on 1998 Earnings up to the Closing as provided in Section 2.11(e) hereof and distributions of earnings (through dividends or partnership distributions) by the Companies for periods prior to 1998, nor redeem or otherwise acquire any IAI Securities or GIR Securities;

     (f) not, directly or indirectly, dispose of or acquire any material properties or assets except in the ordinary course of business;

     (g) not incur any additional indebtedness for borrowed money except pursuant to existing arrangements which have been disclosed to Purchasers prior to the date hereof;

     (h) not (i) change accounting methods except as necessitated by changes which such Company is required to make in order to prepare its federal, state and local tax returns; (ii) amend or terminate any contract, agreement or license to which it is a party (except pursuant to arrangements previously disclosed in writing to Purchasers or disclosed in the Seller Disclosure Schedule) except those amended or terminated in the ordinary course of business, consistent with past practices, or involving changes which are not materially adverse in amount or effect to such Company individually or taken as a whole;
(iii) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practices, and which are not material in amount to such Company taken as a whole, which travel and expenses shall be documented by receipts for the claimed amounts; (iv) enter into any guarantee or suretyship for any obligation except for the endorsements of checks and other negotiable instruments in ordinary course of business, consistent with past practice; (v) waive or release any material right or claim; (vi) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to accelerate the vesting of any outstanding option or other security (except pursuant to existing arrangements disclosed in writing to Purchasers before the date of this agreement); (vii) merge, consolidate or reorganize with or acquire any entity; (viii) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Purchasers for its review prior to such agreement or filing; and (ix) terminate the employment of any key executive employee;

     (i) not take any action or engage in any activity which would result in IAI losing its S corporation status or GIR losing its partnership status for federal income tax purposes;

     (j) not take any action or make any distribution which would cause the combined GIR partners' capital accounts and IAI Shareholders' equity, determined in accordance with generally accepted accounting principles, after distribution, to partners and shareholders as allowed by this Agreement, and exclusive of any capitalized non-compete or other employment-related compensation, or other capitalized costs related to payments made pursuant to items (i) to (iii) set forth in Section 1.5(b), to be less than $750,000 plus 1998 earnings net of tax distributions as provided for in Section 4.1(e), $500,000 of which is to be in cash, cash equivalents or accounts receivable for management fees which will become cash within ten (10) days of the Closing, excluding the cash or cash equivalents necessary to pay any liabilities for the items (i) to
(iii) set forth in Section 1.5(b) (whether occurring on or after December 31, 1997), provided, however, that if such amounts as set forth herein are satisfied, the Company may distribute three automobiles, certain art work and other mutually agreed to cash or cash equivalents;

     (k) not pay for any personal or personal travel expenses of Belanger after January 1, 1998; and

     (l) not, directly or indirectly, agree or commit to do any of the foregoing.

     SECTION 4.2 ACCESS TO FINANCIAL AND OPERATIONAL INFORMATION. The Sellers will give Purchasers, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Companies, will furnish to Purchasers, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with Purchasers in its investigation of the businesses of the Companies and in the planning for the combination of the businesses of the Companies and Purchasers following the consummation of the transactions contemplated by this Agreement; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given hereunder. In addition, following the public announcement of this Agreement or the transactions contemplated hereby, the Sellers will cooperate in arranging joint meetings among representatives of the Companies and Purchasers and persons with whom they maintain business relationships.

     SECTION 4.3   OTHER OFFERS.

     (a) The Sellers will not, and will not permit either of the Companies to, directly or indirectly, (i) take any action to solicit, initiate or discuss any Acquisition Proposal (as hereinafter defined), or (ii) engage in negotiations with, or disclose any nonpublic information relating to, either of the Companies or afford access to the properties, books or records of either of the Companies to, any person or entity that may be considering making, or has made, an Acquisition Proposal. To the extent that any of the Sellers or either of the Companies or any of their respective officers, directors, employees or other agents are currently involved in any discussions with respect to any Acquisition Proposal or contemplated or proposed Acquisition Proposal, Sellers shall terminate, and shall cause, where applicable, the Companies and their respective officers, directors, employees or other agents to terminate, such discussions immediately. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving either of the Companies or the acquisition of any equity interest in, or a substantial portion of the assets of, either of the Companies other than the transactions contemplated by this Agreement.

     SECTION 4.4 MAINTENANCE OF BUSINESS. The Sellers will use reasonable best efforts to cause each of the Companies to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, agents, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If any of the Sellers becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any customers, supplier, licensor or others having business relationships with it, such Seller will promptly in writing bring such information to the attention of the Purchasers.

     SECTION 4.5 COMPLIANCE WITH OBLIGATIONS. The Sellers shall use reasonable best efforts to cause each of the Companies to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to either of the Companies and its respective properties or assets.

     SECTION 4.6 NOTICES OF CERTAIN EVENTS. Any Seller shall, upon obtaining knowledge of any of the following, promptly notify Purchasers of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement,

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with this Agreement, and

     (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against either of the Companies which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or which relate to the consummation of transactions contemplated by this Agreement.

     SECTION 4.7 NECESSARY CONSENTS. After the Closing Date, each of the Sellers shall use reasonable best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow Purchasers to hold and carry on the acquired businesses after the Closing.

     SECTION 4.8 REGULATORY APPROVAL. Each of the Sellers will, and will cause each of the Companies to, where required pursuant to the rules or regulations of any regulatory agency, execute and file, or join in the execution and filing, with any application or other document that may be necessary in order to obtain any Governmental Authorization which may be reasonably required, or which Purchasers may reasonably request, in connection with the consummation of the transaction provided for in this Agreement. Each of the Sellers will, and will cause each of the Companies to, use reasonable best efforts to obtain or assist Purchasers in obtaining all such Governmental Authorizations.

     SECTION 4.9 SATISFACTION OF CONDITIONS PRECEDENT. Each of the Sellers shall use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                                      ARTICLE V

                               COVENANTS OF PURCHASERS

     SECTION 5.1 CONDUCT OF PURCHASERS. From the date hereof until the Closing or a termination of this Agreement, Purchasers shall in all material respects conduct its business in the ordinary course, PROVIDED, HOWEVER, THAT nothing in this Agreement shall be construed to prohibit or otherwise restrain Purchasers in any manner from acquiring other businesses or substantially all of the assets thereof.

                                      ARTICLE VI

                         COVENANTS OF PURCHASERS AND SELLERS

     SECTION 6.1 ADVICE OF CHANGES. Each Party will promptly advise the others in writing (i) of any event known to it, him or her or any of its executive officers occurring subsequent to the date of this Agreement that in its reasonable judgment renders any representation or warranty of such Party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect and
(ii) of any Material Adverse Change in the business condition of the Party or (in the case of either Shareholder) of either of the Companies.

     SECTION 6.2 REGULATORY APPROVALS. The Parties shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be required or reasonably requested by Purchasers in connection with the consummation of the transactions contemplated by this Agreement, including filings under the HSR Act, if determined to be applicable by counsel for Purchasers. Each Party shall use its reasonable best efforts to obtain all such authorizations, approvals and consents, and the costs therefor shall be paid by Purchasers.

     SECTION 6.3 CERTAIN FILINGS. The Parties shall cooperate with one another:

     (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from Parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

     (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 6.4 COMMUNICATIONS. None of the Sellers or the Companies shall make any disclosure to the public or to any person or entity, other than their officers, employees, or advisors who need to know such information in connection with the negotiation and consummation of the transactions contemplated by this Agreement, of the negotiation, execution, terms, or subject matter of this Agreement without the prior written consent of Purchasers. Unless required by law, prior to consummation, Purchasers shall not make any further public announcement in connection with the negotiation and consummation of the transactions contemplated by this Agreement, without the prior consent of Belanger, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Sellers and Purchasers shall have the right to disclose the transaction contemplated by this Agreement to the insurers, reinsurers, brokers, agents and third-party administrators that work with GIR and IAI, and Purchasers shall have the right to disclose the transaction contemplated by this Agreement to financial analysts, lenders, regulating agencies, and its shareholders.

     SECTION 6.5 SATISFACTION OF CONDITIONS PRECEDENT. Each of the Parties will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     SECTION 6.6 TAX COOPERATION. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement. The Parties shall also cooperate in the preparation of income and franchise tax returns for 1998, including the preparation of short-year returns for the portion of 1998 preceding the Closing. Sellers agree that prior or subsequent to the Closing, they shall take all actions required and necessary in order to make an effective Section 338(h)(10) election under the Code with respect to purchase of the IAI Common Stock, if requested by Purchasers. The Sellers agree to cause GIR, upon request by Purchasers at or following the Closing and as permitted by the Code, to make an election under Section 754 of the Code to adjust the basis of property of GIR.

     SECTION 6.7 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each Party, and each of the Companies, will maintain in confidence, and cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another Party, any written or oral or other information obtained in confidence from another Party or either of the Companies in connection with this Agreement or the transactions contemplated hereby unless (1) such information is already known to such party or to others not bound by a duty of confidentiality, (2) such information becomes publicly available through no fault of such Party, (3) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby, or (4) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon a termination of this Agreement, each

Party will return or destroy as much of such written information as may be reasonably requested. Whether or not the Closing takes place, Sellers and each of the Companies waive any cause of action, right or claim arising out of the access of Purchasers or its representatives to any trade secrets or other confidential information of either of the Companies except for the intentional competitive misuse by Purchasers of such trade secrets or confidential information.

                                     ARTICLE VII

                                CONDITIONS TO CLOSING

     SECTION 7.1 CONDITIONS TO OBLIGATIONS OF PURCHASERS. The obligations of Purchasers hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Purchasers, but only in a writing signed by Purchasers):

     (a) The representations and warranties contained in Article II remain true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and Sellers shall have provided Purchasers with a certificate, dated as of the Closing Date, to such effect.

     (b) Sellers shall have performed and complied in all material respects with all of their covenants contained herein required to be performed on or before the Closing Date, and Purchasers shall have received a certificate to such effect signed by each of the Sellers.

     (c) Except as set forth in the Seller Disclosure Schedule, there shall have been no Material Adverse Change in either of the Companies since
December 31, 1997.

     (d) All written consents, assignments, waivers or authorizations, other than Governmental Authorizations, that are required as a result of the transaction contemplated by this Agreement for the continuation in full force and effect of any Material Agreements shall have been obtained.

     (e) Purchasers shall have received an opinion of counsel to Sellers and the Companies in form and substance satisfactory to Purchasers.

     (f) All underwriting agreements of either of the Companies in force on the date hereof shall be in force on the Closing Date, except for such agreements which have been replaced with agreements of similar like and kind.

     (g) The Companies shall have received and delivered to Purchasers the special purpose opinion of Coopers & Lybrand, LLP on the combined financial statements of GIR and IAI and the related supplemental schedules for the years ended December 31, 1997 and 1996.

     (h) Sellers shall have arranged for Purchasers' review of the Coopers & Lybrand, LLP audit workpapers for IAI and GIR for each of fiscal year 1997 and the three prior fiscal years for GIR.

     (i) Until the Closing, IAI shall continue to qualify as an S corporation and GIR shall continue to constitute a partnership for federal income tax purposes.

     (j) Sellers shall have transferred all the IAI Common Stock and Partnership Assets to Purchasers, free and clear of all Liens and encumbrances other than the permitted encumbrances, with transfer taxes, if any, paid by Sellers. No claim shall have been filed, made or threatened by any person or entity asserting that he, she or it is entitled to any part of the Purchase Price paid for the IAI Common Stock or any of the Partnership Assets.

     (k) Belanger, Koopman and J. Martin Taylor, Denise Richard, Lawrence Stewart, Lynn Nelson-Lund and Mark R. Sanderford (collectively, the "Employees") and such other key employees of the Companies as Purchasers shall require shall each have executed and delivered to Purchasers a Non-Competition Agreement in form and substance reasonably satisfactory to Purchasers, and all employment or consulting agreements of either of the Companies other than those described on the Sellers' Disclosure Schedule shall have been terminated without any payment by or further obligation of either of the Companies.

     (l) Shareholders shall have furnished Purchasers with evidence of such consents as Shareholders shall know, or Purchasers shall determine, to be required to enable Purchasers to continue to enjoy the benefit of any lease, license, permit, contract or other agreement or instrument to or of which either of the Companies is a party or beneficiary and which can, by its terms (with consent) and consistent with applicable law, be so enjoyed after the transfer of the IAI Common Stock and Partnership Assets to Purchasers. If there is in existence any material lease, governmental license, permit or contract that by its terms or applicable law, expires, terminates or is otherwise rendered invalid upon the transfer of the IAI Common Stock or the Partnership Assets to Purchasers, and such lease, license, permit, or contract is required in order for the business of either of the Companies to continue to be conducted following the transfer of the IAI Common Stock and Partnership Assets in the same manner as conducted previously, Purchasers shall have obtained, or been furnished by Shareholders an equivalent of, that lease, license, permit, or contract effective as of and after the Closing Date.

     (m) Purchasers shall have received resignations of all persons who are officers or directors, as applicable, of IAI and GIR immediately prior to the Closing.

     (n) Purchasers shall have received general releases in favor of each of the Companies and Purchasers executed by each of the Sellers and any such other employees, officers or directors of the Companies as Purchasers may designate in writing at the time this Agreement is executed. Those releases will not relate to rights or obligations arising under this Agreement.

     (o) Purchasers shall have received possession of all corporate, accounting, business and tax records of each of the Companies.

     (p) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Purchasers and Purchasers' counsel.

     (q) The Shareholders shall have paid to Northington Partners, Inc./PaineWebber Incorporated ("NP/PW") from funds other than the Purchase Price all amounts claimed by NP/PW to be due to NP/PW in connection with the transactions contemplated by this Agreement and shall have delivered to Purchasers a release executed by NP/PW to that effect satisfactory to Purchasers.

     (r)    Purchasers shall have received an Investment Agreement from Koopman.

     (s) Purchasers shall have received an agreement from Belanger whereby Belanger agrees that if at any time during the first twelve months after the Closing Date, Koopman is no longer working for Merger Sub whether or not Koopman has voluntarily or involuntarily been terminated, and whether or not such termination is with or without cause, then and in such event Belanger shall agree for a period of twelve months subsequent to the date of Koopman's termination to provide to Merger Sub up to 500 hours of time, as provided in a Consulting Agreement between Purchasers and Belanger. Belanger shall receive no compensation for providing such time but shall have expenses reimbursed as set forth in such agreement.

     (t) Belanger shall have provided the amount set forth on Schedule 7.1(t) to those persons set forth on such Schedule.

     SECTION 7.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The Sellers' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived, but only in a writing signed by such Party):

     (a) The representations and warranties of Purchasers set forth herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and Purchasers shall have provided the Sellers with a certificate executed by the President and the Chief Financial Officer of Purchasers, dated as of the Closing Date, to such effect. For the purposes of determining the accuracy of the representations and warranties of Purchasers, any change or effect in the business of Purchasers that results in substantial part as a consequence of the public announcement or pendency of the transactions contemplated hereby shall not be deemed a Material Adverse Change or Material Adverse Effect or other breach of representation or warranty with respect to Purchasers.

     (b) Purchasers shall have performed and complied with all of its covenants contained herein in all material respects on or before the Closing Date, and the Sellers shall have received a certificate to such effect signed by Purchasers' President and Chief Financial Officer.

     (c) The Shareholders shall have received from Winstead Sechrest & Minick P.C., counsel to Purchasers, an opinion in form and substance satisfactory to the Shareholders.

     (d) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to the Shareholders and their counsel.

     SECTION 7.3 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the Parties hereunder are subject to the fulfillment, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by such Parties, but only in a writing signed by such Parties):

     (a) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transaction contemplated by this Agreement (each Party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

     (b) There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the transaction contemplated by this Agreement will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Purchasers, IAI, or GIR or would be reasonably likely to subject any of Purchasers, IAI, GIR or any of their respective directors or officers to penalties or criminal liability.

                                     ARTICLE VIII

                               TERMINATION OF AGREEMENT

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

     (a)    By the mutual consent of the Shareholders and Purchasers.

     (b) By Purchasers or by the Shareholders if there has been a material breach by the other of any representation or warranty contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the Party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

     (c) By Purchasers or by the Shareholders if all conditions of Closing required by Article VII hereof have not been met or waived by March 10, 1998 (the "Termination Date"), PROVIDED, HOWEVER, that neither Purchasers nor the Shareholders, shall be entitled to terminate this

Agreement pursuant to this subparagraph (c) if such Party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

     (d) If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     SECTION 8.2 EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Article VIII, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any Party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement, in which case the Party who breached the representation, warranty or covenant shall be liable to the other Parties for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

                                      ARTICLE IX

                                   CLOSING MATTERS

     SECTION 9.1 THE CLOSING. Subject to termination of this Agreement as provided in Article VIII above, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 910 Travis Street, Suite 2400, Houston, Texas 77002 at 9:00 a.m., Houston Time on March 6, 1998, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as the Shareholders and Purchasers may mutually select (the "Closing Date"). Such Closing may, with the consent of all Parties, take place by delivery and exchange of documents by facsimile transmission with originals to follow by overnight mail service courier.

                                      ARTICLE X

                                 INDEMNIFICATION AND
                            REMEDIES, CONTINUING COVENANTS

     SECTION 10.1  SELLERS' AGREEMENT TO INDEMNIFY.

     (a) Subject to the limitations set forth in this Article X, from and after the Closing Date until the Final Date, each Seller will indemnify and hold harmless Purchasers and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Purchasers within the meaning of the Securities Act (hereinafter referred to individually as a "Company Indemnified Person" and collectively as "Company Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, (net of: (i) any recoveries under insurance policies; (ii) recoveries from third parties; and
(iii) tax savings known to Company Indemnified Persons at the time of making of claims hereunder) made against or incurred by Company Indemnified Persons (hereafter in this Section 10.1 referred to as "Purchasers Damages"), arising out of any misrepresentation or breach of or default under any of the representations, warranties, covenants or agreements given or made in this Agreement or any certificate or exhibit delivered by or on behalf of any Seller pursuant hereto. The indemnification provided for in this Section 10.1 will not apply unless and until the aggregate Purchasers Damages for which one or more Company Indemnified Persons seeks indemnification exceeds $75,000 in the aggregate, in which event the indemnification provided for will include all Purchasers Damages (a "Franchise Deductible"). The aggregate liability of the Sellers for indemnification under this Agreement shall not exceed the Purchase Price. The Company Indemnified Persons are only entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses. Such Company Indemnified Persons are not entitled to consequential, special, or other speculative or punitive categories of damages.

     (b) Sellers further agree to indemnify and hold harmless Purchasers and all Company Indemnified Persons, without regard to the Franchise Deductible for any damages, liabilities, fines, costs, losses or other expense incurred in connection with: (i) the termination, if any, of employment of Martin Taylor or Don O'Donovan at any time before or within twelve months of the Closing; or (ii) a breach of the representation set forth in Section 2.11 (Taxes); (iii) Sellers, GIR, or the Companies failing to have obtained or maintained any license or other Governmental Authorization, and (iv) any costs not set forth on Sellers' Financial Statements for failing to provide software that satisfies in full the representations set forth in Section 2.21, whether or not a limitation is set forth on the Disclosure Schedule; and for liability in excess of the Franchise Deductible for all actions, suits, proceedings, claims or investigations covered by Section 2.10 whether or not set forth on a Disclosure Schedule.

     SECTION 10.2 PURCHASERS AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article X, from and after the Closing Date until the Final Date Purchasers will indemnify and hold harmless IAI, the Selling Corporations, and the Shareholders and their respective officers, shareholders, directors, administrators, heirs, personal representatives, successors and assigns (hereinafter in this Section 10.2 referred to individually as a "Purchasers Indemnified Person" and collectively as "Purchasers Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (net of: (i) any recoveries under insurance policies; (ii) recoveries from third parties; and (iii) tax savings known to Purchasers Indemnified Persons at the time of making a claim hereunder) (hereafter in this Section 10.2 referred to as "Seller Damages") arising out of any misrepresentation or breach of or default under any of the representations, warranties, covenants and agreements given or made by Purchasers in this Agreement or any certificate or exhibit delivered by or on behalf of Purchasers pursuant hereto. The indemnification provided for in this Section 10.2 will not apply unless and until the aggregate Seller
Damages for which one or more Purchasers Indemnified Person seeks indemnification exceeds $75,000 in the aggregate, in which event the indemnification provided for will include all Seller Damages (a franchise deductible). The aggregate liability of Purchasers for indemnification under this Agreement shall not exceed the Purchase Price. The Purchasers

Indemnified Persons are only entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses. Such Purchasers Indemnified Persons are not entitled to consequential, special, or other speculative or punitive categories of damages.

     SECTION 10.3 SURVIVAL OF REPRESENTATIONS. The right to enforce the breach of each representation, warranty, covenant and agreement set forth in this Agreement will remain operative and in full force and effect for the maximum period permitted by applicable law after the Closing except that the right to enforce a breach of any representation or warranty in Section 2.12 (Employee Benefit Plans, ERISA) shall not expire (the last date of such applicable period being herein called the "Final Date"), regardless of any investigation made by or on behalf of the Parties to this Agreement, upon which Final Date such representations, warranties, covenants and agreements shall expire and be of no further force and effect. Any litigation or other action of any kind arising out of or attributable to a breach of any representation, warranty, covenant or agreement contained in this Agreement, must be commenced prior to the Final Date. If not so commenced prior to the Final Date, any claims or indemnifications brought under this Article X will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered. Any such claim for indemnification brought under this Article X, brought before the Final Date, shall survive until a final resolution of such claim is effective. As set forth herein, no investigation by any Party hereto into the business, operations and conditions of the other Party shall diminish in any way the effect of any representation or warranty made by any such Party in this Agreement or shall relieve any Party of any of its obligations under this Agreement.

     SECTION 10.4  PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an indemnified person under this Article X of notice of a claim against it for which such person claims indemnification under this Article X (a "Claim"), the indemnified person will give prompt written notice to the indemnifying Party of the Claim, but the failure to promptly notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified person, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudice by the indemnified person's failure to give such prompt notice. Such notice shall contain a description in reasonable detail of facts upon which such Claim is based and, to the extent known, the amount thereof.

     (b) If any Claim referred to in this Article X is made by a third party against either Purchasers or Sellers, Purchasers shall in all circumstances assume the defense of the Claim. Sellers shall have the right to participate in the defense of any Claim that might result in an indemnified loss under
Section 10.1 of this Agreement, but in such event Sellers shall pay for their nonlegal costs and expenses incurred in connection with such participation.

                                      ARTICLE XI

                            ALTERNATIVE DISPUTE RESOLUTION

     SECTION 11.1 NEGOTIATION. In the event that any controversy or claim between or among the Parties (including, without limitation, any disputed claim for indemnification) should arise out of the interpretation of or performance under this Agreement for which no method of resolution is specifically provided elsewhere in this Agreement, the Parties will refrain from initiating any legal or other proceeding until all of the procedures set forth in this Article XI have been exhausted. The parties to the dispute, including officers of each such party who are authorized to negotiate and enter into a settlement on behalf of such party (the "Authorized Officers"), will meet at least once and will attempt to resolve the matter. Any party to the controversy may, by delivery to each other party to the controversy of a written notice of the controversy, request the other(s) to meet within fifteen (15) days of delivery of such notice, at a mutually agreed time and place in Houston, Texas.

     SECTION 11.2 ARBITRATION AND MEDIATION. If the matter has not been resolved by negotiation within sixty (60) days of delivery of the notice described in Section 11.1, the Parties shall finally settle such dispute by binding arbitration conducted expeditiously by a sole arbitrator in accordance with the then-current Commercial Arbitration Rules (including the Supplementary Procedures for Large, Complex Disputes) of the American Arbitration Association (the "AAA"). The place of arbitration shall be Houston, Texas, unless some other location is mutually selected. At any time during the pendency of the arbitration proceeding, any party to the controversy may make a request for non-binding mediation in accordance with the then-current Commercial Mediation Rules of the AAA. Upon the making or receipt of a request for mediation, the parties to the controversy, including the Authorized Officers, shall endeavor to settle the dispute by holding at least one mediation session no later than thirty (30) days following delivery of the mediation request.

     SECTION 11.3  EXTENSION OF DEADLINES.  All deadlines specified in this
Article XI may be extended by mutual agreement of the parties to the controversy.

     SECTION 11.4 OTHER RELIEF; STATUTES OF LIMITATIONS. Except as otherwise allowed by this Agreement, the procedures specified in this Article XI shall be the sole and exclusive procedures for the resolution of disputes between or among the Parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief for the purpose of maintaining the status quo if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Article XI. All applicable statutes of limitation shall be tolled while the procedures specified in this Article XI are pending. The Parties will take such action, if any, required to effectuate such tolling. Upon the entry of an award in any arbitration proceeding, the recipient may file an action in any court of competent jurisdiction for enforcement of the award.

     SECTION 11.5 COSTS. The cost of the mediation and arbitration will be shared equally by the parties to the controversy or claim.

                                     ARTICLE XII

                                    MISCELLANEOUS

     SECTION 12.1 FURTHER ASSURANCES. Each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     SECTION 12.2 FEES AND EXPENSES. Until otherwise agreed by the Parties, each Party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such Party, in connection with the transaction contemplated hereby.

     SECTION 12.3 NOTICES. Whenever any Party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier with delivery confirmation or confirmed telecopier (except that notices concerning Claims or indemnifications shall not be given by telecopier), addressed as follows:

     If to Purchasers or Merger Sub:

            HCC Insurance Holdings, Inc.
            13403 Northwest Freeway
            Houston, Texas 77040-6094
            Telecopy: (713) 462-2401
            Attention: Frank J. Bramanti, Executive Vice President

     With a copy to (which shall not constitute notice):

            Winstead Sechrest & Minick P.C.
            910 Travis, Suite 2400
            Houston, Texas 77002-5895
            Telecopy: (713) 650-2400
            Attention: Arthur S. Berner, Esq.

     If to any of the Sellers:

            Bethany A. Belanger
            3794 Baccurate Place
            Marietta, Georgia 30062
            Telecopy:  (770) 642-8499

     With a copy to (which shall not constitute notice):

            Menden & Freiman, LLP
            Two Ravinia Drive, Suite 1200
            Atlanta, Georgia 30346
            Telecopy: (770) 379-1455
            Attention: George D. Menden, Esq.

     Such communications shall be effective when they are received by the addressee thereof. Any Party may change its address for such communications by giving notice thereof to other Parties in conformity with this Section.

     SECTION 12.4 GOVERNING LAW. The internal laws of the State of Texas (without regard to its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto. Any dispute arising hereunder shall lie exclusively in the state courts of the State of Texas.

     SECTION 12.5 BINDING UPON SUCCESSORS AND ASSIGNS, ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the Parties, their permitted successors and assigns. This Agreement may not be assigned by any Party without the prior consent of the other.

     SECTION 12.6 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     SECTION 12.7 ENTIRE AGREEMENT. This Agreement and any other agreement and instrument referenced herein constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between Parties with respect hereto.

     SECTION 12.8 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by all Parties hereto in the case of an amendment or the Party waiving compliance in the case of a waiver. The waiver by any Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states.

     SECTION 12.9 NO WAIVER. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

     SECTION 12.10 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     SECTION 12.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the Parties reflected hereon as signatories.

     SECTION 12.12 APPOINTMENT OF REPRESENTATIVE. Subject to the successorship provisions of this Section 12.12, Bethany A. Belanger (the "Representative") is hereby irrevocably appointed as the attorney-in-fact and representative of the interests of each Seller for all purposes of this Agreement, and notice is hereby given thereof to Purchasers, and, without independent verification, Purchasers may rely upon Representative's undertakings in such capacity. The Representative shall have full and irrevocable authority on behalf of the Sellers, and shall promptly and completely exercise such authority in a timely fashion to:

     (a) participate in, represent and bind each of the Sellers in all respects with respect to any arbitration or legal proceeding relating to this Agreement, including without limitation, all matters relating to any indemnification under Article X, taking any action under Article X including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, enter into any settlement, and consent to entry of judgment, each with respect to any or all of the Sellers;

     (b) receive, accept and give notices and other communications relating to this Agreement;

     (c) take any action that the Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by this Agreement;

     (d) execute and deliver any instrument or document that the Representative deems necessary or desirable in the exercise of her authority under this Section 12.12; and

     (e)    waive the fulfillment of any condition or conditions to the Closing.

     After the Closing, the holders of a majority of the IAI Common Stock may, at any time and by written action delivered to Purchasers, remove the Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Representative or successor by a new Representative designated, by written notice delivered by Purchasers, by the holders of a majority of the IAI Common Stock, PROVIDED, HOWEVER, that any such notice shall be effective only upon actual receipt by Purchasers. If any Representative shall have died, become incapacitated or unable to serve, the holders of a majority of the IAI Common Stock shall promptly designate by written notice delivered to Purchasers, a replacement Representative. Any costs and expenses incurred by the Representative in connection with actions taken pursuant to or permitted by this Section 12.12 will be borne by the Shareholders.

     The foregoing authorization is granted and conferred in consideration for the various agreements and covenants of Purchasers contained herein. In consideration of the foregoing, and subject to the successorship provisions of this Section 12.12, this authorization granted to the Representative shall be irrevocable and shall not be terminated by any act of any of the holders of the IAI Common Stock or by operation of law, whether by death or incompetence of the Sellers or by the occurrence of any other event except the termination of this Agreement. If after the execution hereof any Seller shall die or become incompetent or dissolve, the Representative is nevertheless authorized and directed to exercise the authority granted in this Section 12.12 as if such death or incompetence or dissolution had not occurred and regardless of notice thereof. The Representative shall have no liability to any Seller for any act or omission or obligation hereunder, provided that such action or omission is taken by the Representative in good faith and without willful misconduct.

     SECTION 12.13 TRIUMPH REINSURANCE COMPANY. Belanger currently owns all of the outstanding shares of capital stock of Triumph Reinsurance Company, an Arizona life reinsurance company ("Triumph"), which Purchasers will not be acquiring hereunder. Belanger shall retain ownership and contract of Triumph following the Closing. However, Purchasers agree, subject to the management and direction of Belanger, to administer the business and operations of Triumph and Belanger will reimburse Purchasers for all out-of-pocket costs related thereto (with the exclusion of the direct cost of Purchasers' employees). In addition to the amounts otherwise held in escrow pursuant to this Agreement, Belanger agrees to provide whatever funds are necessary to solvently manage the run-off of the Triumph Reinsurance Company business.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.





                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       "PURCHASERS":

                                       HCC INSURANCE HOLDINGS, INC.



                                       By: /s/ Frank J. Bramanti
                                          ----------------------------------
                                       Name:  Frank J. Bramanti,
                                       Title: Executive Vice President



                                       MERGER SUB INC.



                                       By: /s/ Frank J. Bramanti
                                          ----------------------------------
                                       Name:  Frank J. Bramanti,
                                       Title: Executive Vice President




                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]







                                SIGNATURE PAGE OF AGREEMENT

                                       "SHAREHOLDERS":

                                       /s/ Bethany A. Belanger
                                       -----------------------------------
                                       Bethany A. Belanger


                                       /s/ Jeffrey F. Koopman
                                       -----------------------------------
                                       Jeffrey F. Koopman



                                       "SELLING CORPORATIONS":

                                       GUARANTEE INSURANCE RESOURCES, INC.



                                       By: /s/ Bethany A. Belanger
                                          ----------------------------------
                                          Bethany A. Belanger, President



                                       BELANGER CORPORATION



                                       By: /s/ Bethany A. Belanger
                                          ----------------------------------
                                          Bethany A. Belanger, President



                                SIGNATURE PAGE OF AGREEMENT

                                       "GIR"

                                       GUARANTEE INSURANCE RESOURCES,
                                       a Georgia General Partnership

                                       By: Guarantee Insurance Resources, Inc.,
                                           a General Partner


                                           By: /s/ Bethany A. Belanger
                                               -------------------------------
                                               Bethany A. Belanger,
                                               President

                                       By: Belanger Corporation,
                                           a General Partner


                                           By: /s/ Bethany A. Belanger
                                               -------------------------------
                                               Bethany A. Belanger,
                                               President


                                       FAMILY LLLP


                                       By: /s/ Bethany A. Belanger
                                          ------------------------------------
                                          General Partner



                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]






                              SIGNATURE PAGE OF AGREEMENT